Exhibit 99.1

News Release

Contacts:

Leslie S. Magee

Chief Financial Officer

225-298-5261

lmagee@he-equipment.com

Jeffrey L. Chastain

Vice President of Investor Relations

225-952-2308

jchastain@he-equipment.com

H&E Equipment Services, Inc. Reports

First Quarter 2023 Results

BATON ROUGE, La. -- (April 27, 2023) -- H&E Equipment Services, Inc. (NASDAQ: HEES) (“H&E” or the “Company”) today announced results for the first quarter ended March 31, 2023, disclosing another period of strong financial performance led by successful growth initiatives and the continuation of fundamentally sound industry conditions.

FIRST QUARTER 2023 SUMMARY WITH A COMPARISON TO FIRST QUARTER 2022

•
Revenues increased 18.4% to $322.5 million compared to $272.5 million.
•
Net income increased 57.5% to $25.7 million compared to $16.3 million. The effective income tax rate was 26.1% compared to 26.3%.
•
EBITDA (earnings before interest, taxes, depreciation, and amortization) totaled $140.1 million, an increase of 35.4%, compared to $103.4 million, resulting in a margin of 43.4% of revenues compared to 38.0%.
•
Total equipment rental revenues were $262.0 million, an increase of $62.8 million, or 31.5%, compared to $199.2 million. Rental revenues were $232.1 million, an increase of $54.9 million, or 31.0%, compared to $177.2 million.
•
Used equipment sales increased 49.2% to $32.1 million compared to $21.5 million. Margins improved to 58.6% compared to 41.7%.
•
New equipment sales totaled $7.8 million, a decrease of 70.0%, compared to $26.0 million.
•
Total gross margin improved to 43.8% compared to 41.0%.
•
Total equipment rental gross margins were 43.6% compared to 44.9%. Rental gross margins were 48.4% compared to 49.9%.

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H&E Equipment Services Reports First Quarter 2023 Results

April 27, 2023

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Average time utilization (based on original equipment cost) was 67.3% compared to 70.4%. The Company’s rental fleet, based on original equipment cost, increased $533.8 million, or 28.1%, to approximately $2.4 billion.
•
Average rental rates, excluding One Source, increased 9.5% on an annual basis, and 0.7% when compared to the fourth quarter of 2022.
•
Dollar utilization improved to 38.6% compared to 37.6%.
•
Average rental fleet age on March 31, 2023, was 43.7 months compared to an industry average age of 51.9 months.
•
Paid regular quarterly cash dividend of $0.275 per share of common stock.

Summarizing the strong first quarter results, Brad Barber, chief executive officer of H&E, said, “Further rental rate improvement, continued fleet growth, and expansion across our branch network combined to produce a 31.5% improvement in total rental revenues compared to the same quarter in 2022. First quarter rental rates, excluding One Source, were 9.5% better than the same quarter in 2022 and improved 0.7% on a sequential quarterly basis. This encouraging improvement in rates contributed to a 100-basis point increase in dollar utilization to 38.6% compared to the year-ago outcome. Also, the rate improvement was realized despite an expected decline in fleet utilization, due to a continuous disruptive weather pattern across some geographies, and rapid growth in our rental fleet and branch network. When measured as original equipment cost (“OEC”), our rental fleet was in excess of $2.4 billion as of March 31, 2023, or approximately 28% larger than the year-ago measure, while we benefitted from a 13% expansion in our branch count compared to the number of branches operating at the conclusion of the first quarter of 2022. Finally, margins on used equipment sales improved to 58.6% in the quarter, or 1,690 basis points better than the previous quarter in 2022.”

Emphasizing the Company’s constructive view of the equipment rental industry, Mr. Barber noted several influential catalysts of demand. He said, “Non-residential and industrial backlogs remain strong, leading to an abundance of projects entering various stages of execution. This active project environment is expected to support favorable business conditions, including higher physical fleet utilization and modest sequential rental rate improvement as the year proceeds. Also, large private and federally funded construction projects addressing a variety of manufacturing and infrastructure build programs are increasingly apparent across our operating footprint. Our participation in these opportunities is expected to increase throughout the year. Lastly, a continuing equipment supply imbalance and the likelihood of further improvement in rental penetration represent favorable dynamics that reinforce a positive industry outlook.”

In closing, Mr. Barber provided an update on progress toward the Company’s 2023 growth objectives, stating, “Significant investment in our rental fleet and continued expansion of our branch network remain principal components of our growth strategy in 2023. Our gross fleet expenditure in the first quarter totaled approximately $128 million, and our expected full year expenditure remains $500 million to $550 million. This sizable first quarter capital outlay attractively positions our existing branches with the equipment needed to address escalating customer demand as the seasonal expansion in construction activity begins, while ensuring that we have the optimal fleet mix required to seamlessly execute our new location strategy. Our previously reported goal in 2023 of no less than 10 new branch locations, and possibly as many as 15, remains unchanged. We currently expect to open as many as six new branches during the second quarter.”

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H&E Equipment Services Reports First Quarter 2023 Results

April 27, 2023

FINANCIAL DISCUSSION FOR FIRST QUARTER 2023

Revenue

Total revenues improved to $322.5 million, or 18.4%, in the first quarter of 2023 from $272.5 million in the first quarter of 2022. Total equipment rental revenues of $262.0 million improved 31.5% compared to $199.2 million in the first quarter of 2022. Rental revenues of $232.1 million increased 31.0% compared to $177.2 million in the first quarter of 2022. Used equipment sales of $32.1 million increased 49.2% compared to $21.5 million in the first quarter of 2022. New equipment sales of $7.8 million decreased 70.0% compared to $26.0 million in the same quarter of 2022. Parts sales of $12.2 million declined 24.3% when compared to the first quarter of 2022, while service revenues of $7.2 million decreased 11.7% over the same period of comparison.

Gross Profit

Gross profit of $141.4 million in the first quarter of 2023 increased 26.7% compared to $111.6 million in the first quarter of 2022. Gross margin improved to 43.8% for the first quarter of 2023 compared to 41.0% for the same quarter in 2022. On a segment basis, gross margin on total equipment rentals was 43.6% in the first quarter of 2023 compared to 44.9% in the first quarter of 2022. Rental margins were 48.4% compared to 49.9% over the same period of comparison. On average, rental rates in the first quarter of 2023 were 9.5% better than rates in the first quarter of 2022. Time utilization (based on original equipment cost) was 67.3% in the first quarter of 2023 compared to 70.4% in the first quarter of 2022. Gross margins on used equipment sales improved to 58.6% in the first quarter of 2023 compared to 41.7% in the first quarter of 2022. Gross margins on new equipment sales were 13.3% in the first quarter of 2023 compared to 14.2% over the same period of comparison. Gross margins on parts sales were 28.8% in the first quarter of 2023, compared to 27.1% in the first quarter of 2022, while gross margins on service revenues were 64.0% compared to 65.4% over the same period of comparison.

Rental Fleet

The original equipment cost of the Company’s rental fleet as of March 31, 2023, was approximately $2.4 billion, representing an increase of $533.8 million, or 28.1%, from the end of the first quarter of 2022. Dollar utilization for the first quarter of 2023 improved to 38.6% compared to 37.6% in the first quarter of 2022.

Selling, General and Administrative Expenses

Selling, General and Administrative ("SG&A") expenses for the first quarter of 2023 were $95.3 million, an increase of $17.1 million, or 21.8%, compared to $78.3 million in the first quarter of 2022. The higher expenses were largely attributable to increased employee salaries, wages, payroll taxes and other related employee expenses. Also, higher professional fees and facilities expenses contributed to the increase in costs. SG&A expenses in the first quarter of 2023 as a percentage of total revenues were 29.6% compared to 28.7% in the first quarter of 2022. Approximately $7.2 million of SG&A expenses in the first quarter of 2023 were attributable to the Company's expansion efforts, including $3.5 million relating to new branch additions and $3.7 million resulting from the acquisition of One Source.

Income from Operations

Income from operations for the first quarter of 2023 was $46.7 million, or 14.5% of revenues, compared to $34.7 million, or 12.7% of revenues, in the first quarter of 2022.

Interest Expense

Interest expense was $13.7 million for the first quarter of 2023, up slightly from $13.4 million in the first quarter of 2022.

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H&E Equipment Services Reports First Quarter 2023 Results

April 27, 2023

Net Income

Net income in the first quarter of 2023 was $25.7 million, or $0.71 per diluted share, compared to net income in the first quarter of 2022 of $16.3 million, or $0.45 per diluted share. The effective income tax rate for the first quarter of 2023 was 26.1% compared to an effective income tax rate of 26.3% in the same quarter of 2022.

EBITDA

EBITDA in the first quarter of 2023 increased to $140.1 million, or 43.4% of revenues, compared to $103.4 million, or 38.0% of revenues, in the same quarter of 2022.

Non-GAAP Financial Measures

This press release contains certain non-Generally Accepted Accounting Principles ("GAAP") measures (EBITDA, and the disaggregation of equipment rental revenues and cost of sales numbers) detailed below. EBITDA is a non-GAAP measure as defined under the rules of the Securities and Exchange Commission ("SEC").

We use EBITDA in our business operations to, among other things, evaluate the performance of our business, develop budgets and measure our performance against those budgets. We also believe that analysts and investors use EBITDA as supplemental measures to evaluate a company’s overall operating performance. However, EBITDA has material limitations as an analytical tool and you should not consider the measure in isolation, or as a substitute for analysis of our results as reported under GAAP. We consider EBITDA a useful tool to assist us in evaluating performance because it eliminates items related to components of our capital structure, taxes and non-cash charges. The items that we have eliminated in determining EBITDA for the periods presented are interest expense, income taxes, depreciation of fixed assets (which includes rental equipment and property and equipment) and amortization of intangible assets. However, some of these eliminated items are significant to our business. For example, (i) interest expense is a necessary element of our costs and ability to generate revenue because we incur a significant amount of interest expense related to our outstanding indebtedness; (ii) payment of income taxes is a necessary element of our costs; and (iii) depreciation is a necessary element of our costs and ability to generate revenue because rental equipment is the single largest component of our total assets and we recognize a significant amount of depreciation expense over the estimated useful life of this equipment. Any measure that eliminates components of our capital structure and costs associated with carrying significant amounts of fixed assets on our consolidated balance sheet has material limitations as a performance measure. In light of the foregoing limitations, we do not rely solely on EBITDA as a performance measure and also consider our GAAP results. EBITDA is not a measurement of our financial performance or liquidity under GAAP and, accordingly, should not be considered an alternative to net income, operating income or any other measures derived in accordance with GAAP. Because EBITDA may not be calculated in the same manner by all companies, the measure may not be comparable to other similarly titled measures used by other companies.

Conference Call

The Company’s management will hold a conference call to discuss first quarter 2023 results today, April 27, 2023, at 10:00 a.m. (Eastern Time). To listen to the call, participants should dial 844-887-9400 approximately 10 minutes prior to the start of the call. A telephonic replay will become available after 1:00 p.m. (Eastern Time) on April 27, 2023, and will continue through May 4, 2023, by dialing 877-344-7529 and entering the confirmation code 8927475.

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H&E Equipment Services Reports First Quarter 2023 Results

April 27, 2023

The live broadcast of H&E Equipment Services' quarterly conference call will be available online at www.he-equipment.com on April 27, 2023, beginning at 10:00 a.m. (Eastern Time) and will remain available for 30 days. Related presentation materials will be posted to the “Investor Relations” section of the Company’s web site at www.he-equipment.com prior to the call. The presentation materials will be in Adobe Acrobat format.

About H&E Equipment Services, Inc.

Founded in 1961, H&E Equipment Services, Inc. is one of the largest rental equipment companies in the nation. The Company’s fleet is among the industry’s youngest and most versatile with a superior equipment mix comprised of aerial work platforms, earthmoving, material handling, and other general and specialty lines. H&E serves a diverse set of end markets in many high-growth geographies including branches throughout the Pacific Northwest, West Coast, Intermountain, Southwest, Gulf Coast, Southeast, Midwest, and Mid-Atlantic regions.

Forward-Looking Statements

Statements contained in this press release that are not historical facts, including statements about H&E’s beliefs and expectations, are “forward-looking statements” within the meaning of the federal securities laws. Statements containing the words “may,” “could,” “would,” “should,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “intend,” “foresee” and similar expressions constitute forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following: (1) risks related to a global pandemic, including COVID-19, and similar health concerns, such as the scope and duration of the outbreak, government actions and restrictive measures implemented in response to the pandemic, material delays and cancellations of construction or infrastructure projects, labor shortages, supply chain disruptions and other impacts to the business; (2) general economic conditions and construction and industrial activity in the markets where we operate in North America; (3) our ability to forecast trends in our business accurately, and the impact of economic downturns and economic uncertainty on the markets we serve (including as a result of current uncertainty due to COVID-19 and inflation); (4) the impact of conditions in the global credit and commodity markets (including as a result of current volatility and uncertainty in credit and commodity markets due to COVID-19 and increased interest rates) and their effect on construction spending and the economy in general; (5) trends in oil and natural gas which could adversely affect the demand for our services and products; (6) inability to obtain equipment and other supplies for our business from our key suppliers on acceptable terms or at all, as a result of supply chain disruptions, insolvency, financial difficulties, supplier relationships or other factors; (7) increased maintenance and repair costs as we age our fleet and decreases in our equipment’s residual value; (8) our indebtedness; (9) risks associated with the expansion of our business and any potential acquisitions we may make, including any related capital expenditures, or our inability to consummate such acquisitions; (10) our possible inability to integrate any businesses we acquire; (11) competitive pressures; (12) security breaches, cybersecurity attacks, failure to protect personal information, compliance with data protection laws and other disruptions in our information technology systems; (13) adverse weather events or natural disasters; (14) risks related to climate change and climate change regulation; (15) compliance with laws and regulations, including those relating to environmental matters, corporate governance matters and tax matters, as well as any future changes to such laws and regulations; and (16) other factors discussed in our public filings, including the risk factors included in the Company’s most recent Annual Report on Form 10-K. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. Except as required by applicable law, including the securities laws of the United

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H&E Equipment Services Reports First Quarter 2023 Results

April 27, 2023

States and the rules and regulations of the SEC, we are under no obligation to publicly update or revise any forward-looking statements after the date of this release, whether as a result of any new information, future events or otherwise. These statements are based on the current beliefs and assumptions of H&E’s management, which in turn are based on currently available information and important, underlying assumptions. Investors, potential investors, security holders and other readers are urged to consider the above-mentioned factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.

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H&E Equipment Services Reports First Quarter 2023 Results

April 27, 2023

H&E EQUIPMENT SERVICES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (unaudited)

(Amounts in thousands, except per share amounts)

	Three Months Ended March 31,
	2023	2022
Revenues:
Equipment rentals	$262,008	$199,225
Used equipment sales	32,115	21,526
New equipment sales	7,818	26,036
Parts sales	12,157	16,059
Services revenues	7,186	8,134
Other	1,198	1,470
Total revenues	322,482	272,450
Cost of revenues:
Rental depreciation	81,872	60,021
Rental expense	37,867	28,759
Rental other	27,975	20,913
	147,714	109,693
Used equipment sales	13,288	12,548
New equipment sales	6,781	22,329
Parts sales	8,652	11,704
Services revenues	2,590	2,814
Other	2,079	1,782
Total cost of revenues	181,104	160,870
Gross profit	141,378	111,580
Selling, general and administrative expenses	95,335	78,278
Gain on sales of property and equipment, net	667	1,386
Income from operations	46,710	34,688
Other income (expense):
Interest expense	(13,697)	(13,447)
Other, net	1,716	880
Total other expense, net	(11,981)	(12,567)
Income before provision for income taxes	34,729	22,121
Provision for income taxes	9,055	5,825
Net income	$25,674	$16,296

Net income per common share:
Basic	$0.71	$0.45
Diluted	$0.71	$0.45
Weighted average common shares outstanding:
Basic	36,025	36,363
Diluted	36,352	36,539
Dividends declared per common share outstanding	$0.275	$0.275

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H&E Equipment Services Reports First Quarter 2023 Results

April 27, 2023

H&E EQUIPMENT SERVICES, INC.

SELECTED BALANCE SHEET DATA (unaudited)

(Amounts in thousands)

	March 31, 2023	December 31, 2022
Cash	$89,945	$81,330
Rental equipment, net	1,451,795	1,418,951
Total assets	2,422,964	2,291,699
Total debt (1)	1,291,569	1,251,594
Total liabilities	2,006,277	1,890,657
Stockholders' equity	416,687	401,042
Total liabilities and stockholders' equity	$2,422,964	$2,291,699

(1)
Total debt consists of the aggregate amounts on the senior unsecured notes, senior secured credit facility, and finance lease obligations.

H&E EQUIPMENT SERVICES, INC.

UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Amounts in thousands)

	Three Months Ended March 31,
	2023	2022

Net Income	$25,674	$16,296
Interest Expense	13,697	13,447
Provision for income taxes	9,055	5,825
Depreciation	89,945	66,878
Amortization of intangibles	1,683	993

EBITDA	$140,054	$103,439

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H&E Equipment Services Reports First Quarter 2023 Results

April 27, 2023

H&E EQUIPMENT SERVICES, INC.

UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Amounts in thousands)

	Three Months Ended March 31,
	2023	2022
RENTAL
Equipment rentals (1)	$232,076	$177,182
Rental other	29,932	22,043
Total equipment rentals	262,008	199,225

RENTAL COST OF SALES
Rental depreciation	81,872	60,021
Rental expense	37,867	28,759
Rental other	27,975	20,913
Total rental cost of sales	147,714	109,693

RENTAL REVENUES GROSS PROFIT
Equipment rentals	112,337	88,402
Rentals other	1,957	1,130
Total rental revenues gross profit	$114,294	$89,532

RENTAL REVENUES GROSS MARGIN
Equipment rentals	48.4%	49.9%
Rentals other	6.5%	5.1%
Total rental revenues gross margin	43.6%	44.9%

(1)
Pursuant to SEC Regulation S-X, the Company's equipment rental revenues are aggregated and presented in our unaudited condensed consolidated statements of operations in this press release as a single line item, “Equipment Rentals.” The above table disaggregates the Company's equipment rental revenues for discussion and analysis purposes only.

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